EXHIBIT 13.1

WUND HEALING BIOPHARMACEUTICALS, INC.

Regulation A, Form 1-A

Rule 255 Testing-the-Waters Materials: Compilation for Filing

Item	Material	Channel	First distributed
1	Investor email: "IPO for WUND Healing BioPharmaceuticals"	Email broadcast	July 2, 2026
2A	SMS message, original approved version	SMS (Quo)	On or about July 2, 2026
2B	SMS message, revised version with sender identification	SMS (Quo)	July 3, 2026

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Item 1. Investor email

Subject line	IPO for WUND Healing BioPharmaceuticals — Zhittya's Partner
Sending platform	Salesforce Marketing Cloud
Sending address	vika@zhittyamedicine.com, display name "Zhittya Genesis Medicine Monthly Update"
Signature block	Dan Montano, CEO, Zhittya Genesis Medicine
Test send	July 1, 2026 (internal seed addresses only)
Broadcast send	July 2, 2026
Audience	Zhittya Genesis Medicine subscriber and investor update list
Personalization	Merge fields {FirstName} and {LastName} resolved to each recipient name at send time.
Text source	Delivered copy of the July 2, 2026 broadcast retained in company email records. Text below matches that delivered copy.

Text as distributed

Subject: IPO for WUND Healing BioPharmaceuticals — Zhittya's Partner

Dear {FirstName} {LastName},

I am writing to share exciting news. WUND Healing Biopharmaceuticals, the exclusive U.S. and Canadian commercial partner for FGF-1 drug candidates developed by Zhittya Genesis Medicine, has filed an offering statement with the U.S. Securities and Exchange Commission (SEC) to conduct a Regulation A offering of 1,000,000 shares at $10.00 per share on Form 1-A, with Benjamin Securities as managing underwriter.

The FGF-1 candidates—targeting conditions such as heart disease, Parkinson's disease, stroke, Type-2 diabetes, and chronic wounds—are investigational, have not been approved by the FDA, and their safety and efficacy have not been established. An investment in a clinical-stage company is highly speculative and involves substantial risk, including possible loss of your entire investment. Please review the risk factors in the offering circular.

You can review the preliminary offering circular and required disclosures here:

https://www.benjaminsecurities.com/wund-offering

Thank you for your continued interest in our work.

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Sincerely,

Dan Montano

CEO

Zhitt ya Genesis Medicine

No money or other consideration is being solicited, and if sent will not be accepted. No offer to buy securities can be accepted and no part of the purchase price can be received until the offering statement is qualified by the SEC, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance given after the qualification date. An indication of interest involves no obligation or commitment of any kind. WUND's offering statement may be obtained at https://www.bmensecurities.com/wund-offering. The information in the offering statement is more complete than the information provided here and could differ in important ways; you should read it before making an investment decision.

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This email was sent by:

Zhitt ya Genesis Medicine

1120 North Town Center Drive

Las Vegas, NV, 89144, US

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Item 2. SMS messages

Two versions of the SMS message were distributed. Version 2A was used at launch. Version 2B added sender identification and revised opt-out wording in response to a carrier-compliance notice from the SMS platform, and was used for all sends from July 3, 2026 onward. Both are reproduced below.

Item 2A. Original approved SMS

Sending platform	Quo, sending number 702-710-6898
Audience

Opt-in SMS list of individuals who signed up based on an interest in investing in biotechnology companies related to Zhittya Genesis Medicine (such as WUND), an interest in a particular indication beyond Parkinson’s disease (Type-2 diabetes, chronic wounds, heart disease), and/or through other marketing sources such as the Wayne Allyn Root Show.

Item 2B. Revised SMS, in use from July 3, 2026

Sending platform	Quo, sending number 702-710-6898
Audience

Opt-in SMS list of individuals who signed up based on an interest in investing in biotechnology companies related to Zhittya Genesis Medicine (such as WUND), an interest in a particular indication beyond Parkinson’s disease (Type-2 diabetes, chronic wounds, heart disease), and/or through other marketing sources such as the Wayne Allyn Root Show.

Zhittya Genesis Medicine: WUND Healing BioPharmaceuticals (our partner) has filed a Reg A offering statement with the SEC: 1,000,000 shares at $10.00 per share, Form 1-A, Benjamin Securities underwriter. FGF-1 drug candidates targeting heart disease, Parkinson's disease, stroke, Type-2 diabetes, and chronic wounds are investigational; not approved. Speculative—read risks.

Offering circular & required legend: https://www.benjaminsecurities.com/wund-offering

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